Exhibit 3.19
CERTIFICATE OF INCORPORATION
OF
MIDWAY-TRISTATE CORPORATION
Under Section 402 of the Business Corporation Law
     FIRST: The name of the Corporation (the “Corporation”) shall be Midway-Tristate Corporation.
     SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.
     THIRD: The office of the Corporation shall be located in New York County.
     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is Twenty Thousand (20,000), all of which shall consist of one class of common shares, one cent ($.01) par value per share.
     FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Scott L. Davis, Esq., The Selzer Group, Inc., 150 East 58th Street, 27th Floor, New York, New York 10155.
     SIXTH: No holder of shares of the Corporation of any class shall have any preemptive right to subscribe for or purchase any: (a) shares of any class now or hereafter authorized or any notes, debentures, bonds or other securities convertible into shares; or (b) options or warrants evidencing rights to subscribe for the purchase of any such shares, notes, debentures, bonds, or securities, provided, however, the foregoing provision shall not be deemed to impair any conversion rights hereafter granted by the Corporation as permitted by law.
     SEVENTH: By-laws may be adopted, amended or repealed by the Board of Directors by a vote of a majority of the Directors present at the time of such vote, if a quorum is present at such time.
     EIGHTH: The personal liability of the Directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

     IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Corporation, has executed and subscribed this Certificate of Incorporation this 9th day of September, 1988 and affirms the contents thereof to be true under penalty of perjury.

/s/ Kathleen A. McEntyre Kathleen A. McEntyre, Sole
Incorporator
805 Third Avenue
New York, New York 10022